Exhibit 99.1

Nabors Appoints David Tudor as a Director

NEWS RELEASE

HAMILTON, Bermuda, July 25, 2025 /PRNewswire/ - Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today announced that, effective July 24, 2025, it has expanded its Board to eight members by appointing David J. Tudor to serve on the Board. Mr. Tudor will serve as a member of both the Audit and Risk Oversight Committees of the Board.

Mr. Tudor, age 66, is the Chief Executive Officer and General Manager of Associated Electric Cooperative Inc., a Springfield, Missouri-based electric cooperative generating electricity for more than 2 million member-consumers across Missouri, Oklahoma and Iowa; Mr. Tudor has held this position since 2016. He was the President and Chief Executive Officer of Champion Energy Services, a retail electric provider. Mr. Tudor negotiated and led the sale of Champion to Calpine in 2015. Mr. Tudor served as a director of Western Midstream Partners, LP, Electric Power Research Institute, and America’s Power.

During the past five years, Mr. Tudor has served as a director of the National Renewables Cooperative Organization (since 2016) and of Woodway Energy Infrastructure (since 2021). He currently sits on the board of directors of Cox Health Foundation.

Mr. Tudor has held leadership positions across the energy industry, including ACES Power Marketing, PG&E Energy Trading, and Edisto Resources. Mr. Tudor graduated from Lipscomb University.

Anthony Petrello, Nabors' Chairman, CEO and President, commented, "We are very pleased to have David join the Nabors Board of Directors. With his extensive experience in the energy industry, David brings valuable insights that will enhance our strategic direction. His appointment reflects our continued commitment to adding highly qualified, independent directors with strong backgrounds. David brings a distinct combination of leadership and industry knowledge that can only benefit Nabors and our shareholders."

About Nabors Industries

Nabors Industries (NYSE: NBR) is a leading provider of advanced technology for the energy industry. With presence in more than 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower-carbon world. Learn more about Nabors and its energy technology leadership: www.nabors.com.

NEWS RELEASE

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

Investor Contacts:  William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara K. Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com.